Exhibit 99.15

ISSN 1718-8369

Volume 7, number 5	January 18, 2013
AS AT SEPTEMBER 30, 2012

Highlights for September 2012

❑	Budgetary revenue in September amounts to $5.7 billion, up $52 million compared to last year. Own-source revenue amounts to $4.5 billion while federal transfers stand at $1.2 billion.

❑	Program spending amounts to $4.7 billion, up $113 million compared to last year.

❑	Debt service stands at $654 million, up $53 million compared to last year.

❑

A deficit of $1 437 million on consolidated budgetary transactions was posted for September 2012, compared with a surplus of $536 million for September 2011. This deficit reflects the exceptional loss $1 805 million resulting from the closure of the Gentilly-2 nuclear power plant.

❑

Taking the $67 million deposited in the Generations Fund into account and excluding the exceptional loss of $1 805 million resulting from the closure of the Gentilly-2 nuclear power plant, the monthly budgetary balance within the meaning of the Balanced Budget Act shows a surplus of $301 million for September 2012.

On the basis of the cumulative results as at September 30, 2012, the budget deficit, within the meaning of the Balanced Budget Act, amounts to $894 million. As announced in Budget 2013-2014 last November 20, the budget deficit objective is maintained at $1 500 million for fiscal year 2012-2013.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS (millions of dollars)	(Unaudited data)

	September			April to September			2013-2014 Budget
	2011[1]	2012		2011-2012[1]	2012-2013		2012-2013		Forecast Growth %
BUDGETARY REVENUE

Own-source revenue	4 393	4 496	[2]	24 900	25 104	[2]	53 192	[2]	5.8

Federal transfers	1 286	1 235		7 518	7 465		15 705		3.0
Total	5 679	5 731		32 418	32 569		68 897		5.2

BUDGETARY EXPENDITURE

Program spending	-4 631	-4 744		-29 414	-30 113		-62 642		1.9

Debt service	-601	-654		-3 685	-3 867		-7 917		7.7
Total	-5 232	-5 398		-33 099	-33 980		-70 559		2.5

CONSOLIDATED ENTITIES[3]

Non-budget-funded bodies and special funds	45	-7		465	601		462		—

Health and social services and education networks	-14	-25		-36	-84		-100		—

Generations Fund	58	67		354	412		879		—
Total	89	35		783	929		1 241		—
Contingency reserve	—	—		—	—		-200		—

Exceptional loss – closing of the Gentilly-2 generating station	—	-1 805		—	-1 805		-1 805		—

SURPLUS (DEFICIT)	536	-1 437		102	-2 287		-2 426		—

BALANCED BUDGET ACT

Deposits of dedicated revenues in the Generations Fund	-58	-67		-354	-412		-879		—

Exceptional loss – closing of the Gentilly-2 generating station[4]	—	1 805		—	1 805		1 805		—
BUDGETARY BALANCE WITHIN THE MEANING
OF THE BALANCED BUDGET ACT	478	301		-252	-894		-1 500		—
1	For comparison purposes, the data for 2011-2012 have been adjusted to reflect improvements to the estimation method of mandataries for personal income tax revenue and health services contributions.
2	Excluding the exceptional loss $1 805 million resulting from the closure of the Gentilly-2 nuclear power plant in 2012-2013.
3	The details of these transactions by type of entity are shown on page 5 of this report.
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Since this is a one-time event independent of the management of the its day-to-day operations, the government announced, in Budget 2013-2014 last November 20, amendments to the Balanced Budget Act to exclude from the budgetary balance the exceptional loss of $1 805 million resulting from the closure of the Gentilly-2 nuclear power plant.

Cumulative results as at September 30, 2012

Budgetary balance

❑	For the period from April 2012 to September 2012, the budgetary balance, within the meaning of the Balanced Budget Act, shows a deficit of $894 million.

❑

For 2012-2013, the forecast budget deficit of $1.5 billion is maintained as stipulated in Budget 2013-2014. The following items will have a particular effect on the budgetary balance of the current year:

—

the additional cost of $407 million relating to payments of the solidarity tax credit during the first three months of 2012-2013, whereas no payment was made during the same period in 2011-2012, since this tax credit was only introduced on July 1, 2011. That contributes to increasing the deficit as at September 30;

—

the payment by the federal government, early in 2013, of $733 million corresponding to the first portion of the financial compensation arising from the harmonization of the Québec sales tax (QST) with the federal goods and services tax (GST). That will contribute to reducing the deficit at the beginning of 2013;

—	a contingency reserve of $200 million.

Budgetary revenue

❑	As at September 30, 2012, budgetary revenue amounts to $32.6 billion, $151 million more than as at September 30, 2011.

—	Own-source revenue stands at $25.1 billion, $204 million more than at the same date last year.

—	Federal transfers amount to $7.5 billion, down $53 million compared to September 30, 2011.

Budgetary expenditure

❑	Since the beginning of the fiscal year, budgetary expenditure amounts to $34.0 billion, an increase of $881 million, or 2.7%, compared to last year.

—

For the first six months of the fiscal year, program spending rose by $699 million, or 2.4%, and stands at $30.1 billion. The program spending growth forecast for 2012-2013 in the budget last November 20 is 1.9%.

—	The most significant changes are in the Health and Social Services ($623 million) and the Education and Culture ($126 million) missions.

—	Debt service amounts to $3.9 billion, up $182 million or 4.9% compared to last year.

Consolidated entities

❑	As at September 30, 2012, the results of consolidated entities show a surplus of $929 million. These results include:

—	a surplus of $601 million for non-budget-funded bodies and special funds;

—	an $84-million deficit for the health and social services and the education networks;

—	revenue dedicated to the Generations Fund of $412 million.

Net financial requirements

❑

As at September 30, 2012, consolidated net financial requirements stand at $3.1 billion, a decrease of $1.8 billion compared to last year. Financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS (millions of dollars)	(Unaudited data)

	September				April to September
	2011[1]	2012		Change	2011-2012[1]	2012-2013		Change
BUDGETARY REVENUE

Own-source revenue	4 393	4 496	[2]	103	24 900	25 104	[2]	204

Federal transfers	1 286	1 235		-51	7 518	7 465		-53
Total	5 679	5 731		52	32 418	32 569		151

BUDGETARY EXPENDITURE

Program spending	-4 631	-4 744		-113	-29 414	-30 113		-699

Debt service	-601	-654		-53	-3 685	-3 867		-182
Total	-5 232	-5 398		-166	-33 099	-33 980		-881

CONSOLIDATED ENTITIES[3]

Non-budget-funded bodies and special funds	45	-7		-52	465	601		136

Health and social services and education networks	-14	-25		-11	-36	-84		-48

Generations Fund	58	67		9	354	412		58
Total	89	35		-54	783	929		146
Exceptional loss – Closing of Gentilly-2 nuclear generating station	—	-1 805		-1 805	—	-1 805		-1 805
SURPLUS (DEFICIT)	536	-1 437		-1 973	102	-2 287		-2 389

Consolidated non-budgetary requirements	-547	2 186		2 733	-5 010	-787		4 223

CONSOLIDATED NET FINANCIAL REQUIREMENTS	-11	749		760	-4 908	-3 074		1 834
1	For comparison purposes, the data for 2011-2012 have been adjusted to reflect improvements to the estimation method of mandataries for personal income tax revenue and health services contributions.
2	Excluding the exceptional loss $1 805 million resulting from the closure of the Gentilly-2 nuclear power plant in 2012-2013.
3	The details of these transactions by type of entity are shown on page 5 of this report.

GENERAL FUND REVENUE (millions of dollars)	(Unaudited data)

	September				April to September
Revenue by source	2011[1]	2012		Change %	2011-2012[1]	2012-2013		Change %
Own-source revenue excluding government enterprises

Income and property taxes

Personal income tax	2 043	2 020		-1.1	9 673	9 469		-2.1

Contributions to Health Services Fund	561	541		-3.6	3 067	3 189		4.0

Corporate taxes	212	184		-13.2	1 755	1 539		-12.3

Consumption taxes	1 129	1 386		22.8	7 333	8 042		9.7

Others sources	167	118		-29.3	1 011	925		-8.5
Total own-source revenue excluding government enterprises	4 112	4 249		3.3	22 839	23 164		1.4

Revenue from government enterprises	281	247	[2]	-12.1	2 061	1 940	[2]	-5.9
Total own-source revenue	4 393	4 496		2.3	24 900	25 104		0.8

Federal transfers

Equalization	651	616		-5.4	3 907	3 696		-5.4

Protection payment	30	30		—	184	181		-1.6

Health transfers	378	393		4.0	2 265	2 402		6.0

Transfers for post-secondary education and other social programs	123	121		-1.6	737	752		2.0

Other programs	104	75		-27.9	425	434		2.1
Total federal transfers	1 286	1 235		-4.0	7 518	7 465		-0.7
BUDGETARY REVENUE	5 679	5 731		0.9	32 418	32 569		0.5
1	For comparison purposes, the data for 2011-2012 have been adjusted to reflect improvements to the estimation method of mandataries for personal income tax revenue and health services contributions.
2	Excluding the exceptional loss $1 805 million resulting from the closure of the Gentilly-2 nuclear power plant in 2012-2013.

GENERAL FUND EXPENDITURE (millions of dollars)	(Unaudited data)

	September			April to September
Expenditures by mission	2011	2012	Change %	2011-2012	2012-2013	Change %
Program spending

Health and Social Services	2 016	2 210	9.6	14 180	14 803	4.4

Education and Culture	1 398	1 408	0.7	7 544	7 670	1.7

Economy and Environment	408	269	-34.1	2 719	2 597	-4.5

Support for Individuals and Families	524	541	3.2	3 031	3 062	1.0

Administration and Justice	285	316	10.9	1 940	1 981	2.1
Total program spending	4 631	4 744	2.4	29 414	30 113	2.4
Debt service	601	654	8.8	3 685	3 867	4.9
BUDGETARY EXPENDITURE	5 232	5 398	3.2	33 099	33 980	2.7

DETAILED INFORMATION ON THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(millions of dollars)

	September 2012
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget- funded bodies	Health and education networks[1]	Total	Consolidation adjustments[2]	Total
REVENUE	714	67	25	334	1 606	—	2 746	-1 555	1 191

EXPENDITURE

Expenditure	-474	—	-25	-334	-1 606	-25	-2 464	1 466	-998

Debt service	-143	—	—	—	-104	—	-247	89	-158

TOTAL	-617	—	-25	-334	-1 710	-25	-2 711	1 555	-1 156
RESULTS	97	67	—	—	-104	-25	35	—	35

	April to September 2012
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget- funded bodies	Health and education networks[1]	Total	Consolidation adjustments[2]	Total
REVENUE	4 651	412	445	2 565	10 998	—	19 071	-10 700	8 371

EXPENDITURE

Expenditure	-3 178	—	-445	-2 565	-10 320	-84	-16 592	10 203	-6 389

Debt service	-907	—	—	—	-643	—	-1 550	497	-1 053

TOTAL	-4 085	—	-445	-2 565	-10 963	-84	-18 142	10 700	-7 442
RESULTS	566	412	—	—	35	-84	929	—	929
1	The results of the networks are presented according to the modified equity accounting method.
2	Consolidation adjustments include the elimination of program spending of the general fund.

For more information, contact the Direction des communications at 418 528-9323.

The report is also available on the Ministère des Finances et de l’Économie website: www.finances.gouv.qc.ca.

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